                                                                        EX 4.2

                           QRS CORPORATION

                   REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement (the "AGREEMENT") is made as of January , 2000, by and among QRS Corporation, a Delaware corporation (the
"ACQUIROR"), and the individuals listed on Exhibit A hereto, each of whom is herein referred to as a "HOLDER."

                              RECITALS

         A. Image Info Inc., a New York corporation ("Target"), Acquiror and WS Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of January 16, 2000 (the "Merger Agreement "), pursuant to which Target will be merged with and into Merger Sub (the "Merger").

         B. Upon the consummation of the Merger and in connection therewith, the shareholders of Target will become the owner of shares of common stock, $0.001 par value per share, of Acquiror (the "Acquiror Common Stock").

         C. In order to induce Target to enter into the Merger Agreement, certain holders of Target have agreed to vote to approve of the Merger Agreement and the transaction contemplated thereby and Acquiror has agreed to provide certain registration rights to the Holders.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Merger Agreement and in this Agreement, it is hereby agreed as follows:

         1. REGISTRATION RIGHTS. Acquiror and the Investors covenant and agree as follows:

             1.1  DEFINITIONS.  For purposes of this Section 1:

                  (a) The term the "ACT" means the Securities Act of 1933, as amended.

                  (b) The term "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  (c) The term "PUBLIC OFFERING" means a firm commitment underwritten public offering of Acquiror Common Stock pursuant to a registration statement under the Act.

                  (d) The terms "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                  (e)  The term "SEC" means the Securities and Exchange
Commission.

                  (f)  The term "SHAREHOLDERS' AGENT" means Craig Schlossberg.

                  (g) Terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

             1.2  INVESTORS' REQUEST FOR REGISTRATION.

                  (a) If Acquiror shall receive from the Holders of not less than a majority of the shares of Acquiror Common Stock received by all of the Holders in connection with the Merger a written request that Acquiror effect a shelf registration on the appropriate form under the Act with respect to the resale of shares of Acquiror Common Stock received by the Holders in connection with the Merger, Acquiror will:

                       (i) promptly give written notice of the proposed registration to all other Holders; and

                       (ii) use its reasonable best efforts to register as expeditiously as reasonably possible, but in any event the filing of a registration statement for such request shall occur no later than ninety (90) days after receipt of the request, the resale of up to an aggregate of 100,000 shares of Acquiror Common Stock received by the Holders in connection with the Merger to the extent requested by such requesting Holders and any other Holder(s) joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from Acquiror.

                  Each Holder is only entitled to have registered his or her pro rata portion of the 100,000 shares of Acquiror Common Stock, which amount is set forth on Exhibit A hereto.

                  (b) Notwithstanding the foregoing, if Acquiror shall furnish to the Shareholders' Agent a certificate signed by the Chief Executive Officer of Acquiror stating that, in the good faith judgment of the Board of Directors of Acquiror, it would be seriously detrimental to Acquiror and its shareholders for such registration statement to be filed in the near future, Acquiror shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request; PROVIDED, HOWEVER, that Acquiror may not utilize this right more than once in any twelve-month period.

                  (c) Acquiror shall not be obligated to effect, or to take any action to effect, a registration pursuant to this Section 1.2:

                       (i) if Acquiror delivers notice to the Shareholders' Agent promptly after their registration request of its intent to file a registration statement for a Public Offering within ninety (90) days of such notice, provided that Acquiror is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or


                                       2.

                       (ii) during the one hundred eighty (180) day period following the effective date of the registration statement relating to Acquiror's Public Offering.

                  (d) Notwithstanding anything herein to the contrary, Acquiror shall be entitled, without prior notice to any person, to suspend a registration hereunder (x) during customary "blackout" periods relating to material non-public information regarding Acquiror that cause the prospectus contained in the relevant registration statement to not be complete or correct in any material respect and (y) with respect to then current employees of Acquiror, during any applicable Acquiror trading windows.

                  (e) Notwithstanding anything herein to the contrary, Acquiror shall not in any event be required to include in a registration hereunder any shares which can then be sold (and are not subject to the volume limits) pursuant to Rule 144 under the Act without registration under the Act.

             1.3 OBLIGATIONS OF ACQUIROR. Whenever required under this Agreement to effect the registration of any Acquiror Common Stock, Acquiror shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Acquiror Common Stock and use its best efforts to cause such registration statement to become effective and keep such registration statement effective until the earlier of the date six (6) months after the effective date or until the sale of all Acquiror Common Stock covered thereby, keeping the Holders advised as to the initiation, progress and completion of the registration; PROVIDED, HOWEVER, that such six (6) month period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration as a result of a suspension of the registration pursuant to Section 1.2(d).

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus and all amendments and supplements thereto, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Acquiror Common Stock owned by them and registered pursuant to this Agreement.

                  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, PROVIDED that Acquiror shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction.

                  (e) Notify each Holder of Acquiror Common Stock covered by such registration statement at any time when a prospectus relating thereto is required to be


                                       3.

delivered under the Act of the happening of any event, as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

             1.4 FURNISH INFORMATION. It shall be a condition precedent to the obligations of Acquiror to take any action pursuant to this Agreement with respect to registration of the Acquiror Common Stock of any selling Holder that such Holder shall furnish to Acquiror such information regarding itself, the Acquiror Common Stock held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Acquiror Common Stock.

             1.5 EXPENSES OF DEMAND REGISTRATION. Other than commissions applicable to the Acquiror Common Stock covered by a registration, all expenses incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees and fees and disbursements of counsel for Acquiror shall be equally borne by Acquiror and the Holders. The Holders shall be solely responsible for commissions applicable to the Acquiror Common Stock covered by a registration statement and any fees, disbursements and expenses of any counsel to the Holders.

             1.6 INDEMNIFICATION. In the event any Acquiror Common Stock are included in a registration statement under this Agreement:

                  (a) To the extent permitted by law, Acquiror will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto,
(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Acquiror of the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any state securities law; and Acquiror will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that he indemnity agreement contained in this Section 1.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Acquiror (which consent shall not be unreasonably withheld), nor shall Acquiror be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs (x) in reliance upon and in conformity with written information furnished expressly for use in connection with such

                                       4.

registration by any such Holder, underwriter or controlling person,
(y) results from such Holder's failure to deliver a copy of the prospectus or any supplements thereto after Acquiror has furnished such Holder with a sufficient number of copies of same, or (z) results from such Holder's delivery of prospectuses after Acquiror has notified such Holder in writing to discontinue delivery of prospectuses.

                  (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless Acquiror, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls Acquiror within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.6(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 1.6(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct by such Holder.

                  (c) Promptly after receipt by an indemnified party under this Section 1.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.6.

                                       5.

                  (d)  If the indemnification provided for in this
Section 1.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; PROVIDED, that, in no event shall any contribution by a Holder under this Section 1.6(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                  (e)  The obligations of Acquiror and the Holders under this
Section 1.6 shall survive the completion of any offering of Acquiror Common Stock in a registration statement under this Agreement, and otherwise.

         2.   COVENANTS OF THE ACQUIROR.

         The Acquiror agrees to:

         (a) Notify the Holders of Acquiror Common Stock included in a registration statement pursuant to this Agreement (i) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement and (ii) upon learning of the initiation of any proceedings for the purpose of suspending such effectiveness, the existence of such proceedings. Acquiror will use its commercially reasonable efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time.

         (b) Take all commercially reasonable actions necessary to expedite and facilitate disposition of the registrable securities by the Holders thereof pursuant to a registration statement pursuant to this Agreement.

         (c) Prior to the filing of a registration statement pursuant to this Agreement or any amendment thereto (whether pre-effective or post-effective), and prior to the filing of any prospectus or prospectus supplement related thereto, Acquiror will provide each Holder with copies of all pages thereto, if any, which reference such Holder.

         (d) Take all actions commercially reasonably necessary to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing Acquiror Common Stock sold pursuant to a registration statement pursuant to this Agreement and to enable such certificates to be in such denominations and registered in such names as the Holders may reasonably request.

                                       6.

         3.  MISCELLANEOUS.

             3.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Acquiror Common Stock). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

             3.2 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

             3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             3.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

             3.5 NOTICES. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address as set forth below or on EXHIBIT A hereto or as subsequently modified by written notice.

             3.6 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Acquiror and the Holders who hold a majority of the Acquiror Common Stock received in connection with the Merger. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Acquiror Common Stock received in connection with the Merger.

             3.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (x) such provision shall be excluded from this Agreement,
(y) the balance of the Agreement shall be interpreted as if such provision were so excluded and (z) the balance of the Agreement shall be enforceable in accordance with its terms.

                           [Signature Page Follows]

                                       7.

         The parties have executed this Registration Rights Agreement as of the date first above written.


                                       COMPANY:

                                       QRS CORPORATION


                                       By:___________________________________


                                       HOLDER:

                                       ______________________________________

                                       Name:_________________________________

                                   EXHIBIT A

                   SCHEDULE OF FORMER TARGET EQUITY HOLDERS


NAME AND ADDRESS OF HOLDER        NO. OF SHARES RECEIVED IN         PRO RATA PORTION OF THE
                                     CONNECTION WITH THE         SHARES RECEIVED IN CONNECTION
                                           MERGER                       WITH THE MERGER

Craig Schlossberg                          161,771                           36,690
10 Jones St. #6K
New York, NY  10014
(212) 366-5670

Jonathan Pinsky                            161,771                           36,690
22 Maplewood Road
Hartsdale, NY  10530
(914) 949-0773

Catherine Pinsky                            32,363                            7,340
22 Maplewood Road
Hartsdale, NY  10530
(914) 949-0773

Earl Rosen                                  40,432                            9,170
14 Dexter Road
Westport, CT  06880
(203) 254-2625

Jason Pinsky                                 6,614                            1,500
284 Mott Street #5M
New York, NY  10012
(212) 431-3220

John Orvos                                  20,238                            4,590
457 West 46th Street #3B
New York, NY  10036
(212) 265-3711

James Killough III                          17,725                            4,020
88 Summit Avenue
Bronxville, NY  10708

                                       2